Exhibit 99.1
Salesforce Signs Definitive Agreement to Acquire Own Company

The proposed transaction underscores Salesforce’s commitment to strengthening data security, privacy, and compliance across its platform

The #1 AI CRM will enhance its platform with an industry-leading provider of data protection and data management services to ensure the availability, security, and compliance of customer data

Own Company is trusted by nearly 7,000 customers to safeguard mission-critical data

San Francisco, September 5, 2024 - Salesforce (NYSE: CRM), the world's #1 AI CRM, today announced it has signed a definitive agreement to acquire Own Company, a leading provider of data protection and data management solutions. Own empowers organizations to ensure the availability, security, and compliance of mission-critical data, while unlocking new ways to gain deeper insights from this data. Under the terms of the agreement, Salesforce will acquire Own for approximately $1.9 billion in cash, net of the value of the approximately 10% of outstanding shares currently owned by Salesforce, subject to customary purchase price adjustments.

"Data security has never been more critical, and Own’s proven expertise and products will enhance our ability to offer robust data protection and management solutions to our customers,” said Steve Fisher, President and GM, Einstein 1 Platform and Unified Data Services. “This proposed transaction underscores our commitment to providing secure, end-to-end solutions that protect our customers’ most valuable data and navigate the shifting landscape of data security and compliance.”

“We’re excited to join forces with Salesforce, a company that shares our commitment to data resilience and security,” said Sam Gutmann, Own CEO. “As digital transformation accelerates, our mission has expanded from preventing data loss in the cloud to helping customers protect their data, unlock business insights, and accelerate AI-driven innovation. Together with Salesforce, we’ll deliver even greater value for our customers by driving innovation, securing data, and ensuring compliance in the world’s most complex and highly regulated industries.”

As a Salesforce AppExchange partner since 2012 and a Salesforce Ventures portfolio company, Own has grown beyond its initial backup and recovery offerings, and today is trusted by nearly 7,000 customers to safeguard mission-critical data. The Own Data Platform provides data archiving, seeding, security, and analytics capabilities that help customers ensure the availability, compliance, and security of their mission-critical SaaS data. Own also helps organizations leverage their historical data to optimize decision-making and gain a competitive advantage.

Addressing a Growing Need for Data Security
The acquisition comes at a time when customers are increasingly focused on mitigating data loss due to system failures, human error, and cyberattacks. The advent of AI has made customers even more aware of the need to protect and manage access to data. By investing more deeply in pure cloud-native data protection solutions, Salesforce aims to accelerate the growth of its Platform Data Security, Privacy, and Compliance products.

Own’s capabilities will complement Salesforce's existing offerings, such as Salesforce Backup, Shield, and Data Mask. This will enable Salesforce to offer a more comprehensive data protection and loss prevention set of products, further reinforcing its commitment to providing secure, end-to-end solutions.

Exhibit 99.1
These solutions are essential for protecting customers' most valuable assets—their data—and for deriving the most value from their historical data by leveraging AI to understand trends and forecast future growth.

Transaction Details
The transaction is expected to close in the fourth quarter of Salesforce’s fiscal year 2025, subject to customary closing conditions, including the receipt of required regulatory approvals. Based on the expected timing of closing of the transaction, there is no anticipated change to Salesforce’s fiscal year 2025 financial guidance, previously announced on August 28, 2024. The transaction will not impact Salesforce’s capital return program. Salesforce expects to achieve accretion on a free cash flow basis starting in the second year following the closing of the transaction and continuing thereafter.

Forward-Looking Statements
This press release contains forward-looking information related to Salesforce, Own Company and the acquisition of Own Company by Salesforce that involves substantial risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements in this report include, among other things, statements about the potential benefits of the proposed acquisition and its lack of impact on previously announced guidance and our capital return program, Salesforce’s plans, objectives, expectations and intentions, the financial condition, results of operations and business of Salesforce and the anticipated timing of the closing of the proposed acquisition. Risks and uncertainties include, among other things, risks related to the ability of Salesforce to close the proposed acquisition on a timely basis or at all; the ability to realize the anticipated benefits of the proposed acquisition, including the possibility that the expected benefits from the proposed acquisition will not be realized within the expected time period or at all; negative effects of the announcement of the proposed acquisition on the market price of Salesforce’s common stock or on the its operating results; transaction costs; unknown liabilities; the risk of litigation or regulatory actions related to the proposed acquisition; and the effect of general economic and market conditions.

Further information on these and other factors that could affect Salesforce’s financial and other results is included in the reports on Forms 10-K, 10-Q and 8-K and in other filings Salesforce makes with the Securities and Exchange Commission from time to time, including the Salesforce’s most recent Form 10-K. These documents are available on the SEC Filings section of the Investor Relations section of Salesforce’s website at www.salesforce.com/investor. Salesforce assumes no obligation and does not intend to update these forward-looking statements, except as required by law.